Exhibit 3.1

ATLANTICUS HOLDINGS CORPORATION

ARTICLES OF AMENDMENT

ESTABLISHING CUMULATIVE CONVERTIBLE

PREFERRED STOCK, SERIES A

Atlanticus Holdings Corporation, a Georgia corporation (the “Company”), acting pursuant to Section 14-2-602 of the Georgia Business Corporation Code, does hereby submit the following Articles of Amendment establishing its Cumulative Convertible Preferred Stock, Series A.

FIRST: The name of the Company is Atlanticus Holdings Corporation.

SECOND: Shareholder approval is not needed for this amendment.

THIRD: By unanimous consent of the Board of Directors of the Company on December 19, 2019, the following resolutions were duly adopted:

WHEREAS the Articles of Incorporation of the Company authorizes Preferred Stock consisting of 10,000,000 shares, no par value, issuable from time to time in one or more series; and

WHEREAS the Board of Directors of the Company is authorized, subject to limitations prescribed by law and by the provisions of Article III of the Company’s Articles of Incorporation, as amended, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, powers, and preferences and rights, and the qualifications, limitations and restrictions of the shares of such series; and

WHEREAS it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, powers and preferences of the shares of such new series;

NOW, THEREFORE, BE IT RESOLVED that pursuant to Article III of the Company’s Articles of Incorporation, as amended, there is hereby established a new series of 400,000 shares of cumulative convertible preferred Stock of the Company (the “Series A Convertible Preferred Stock”) to have the designation, powers, and preferences and rights, and the qualifications, limitations and restrictions set forth as follows:

1.     Dividends:

The holders of the Series A Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends at the rate of 6.0% of the Liquidation Preference (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) per share per annum, and no more, payable in preference and priority to any payment of any cash dividend on Common Stock or any other shares of capital stock of the Company other than the Series A Convertible Preferred Stock or other class or series of stock ranking on a par with, or senior to, the Series A Convertible Preferred Stock in respect of dividends (such Common Stock and other inferior stock being collectively referred to as “Junior Stock”), when and as declared by the Board of Directors of the Company.

Such dividends shall accrue with respect to each share of Series A Convertible Preferred Stock from the date on which such share is issued and outstanding and thereafter shall be deemed to accrue from day to day whether or not earned or declared and whether or not there exists profits, surplus or other funds legally available for the payment of dividends, and shall be cumulative so that if such dividends on the Series A Convertible Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or declared and set apart for payment before any dividend shall be paid or declared or set apart for any Junior Stock. At the earlier of: (1) the redemption of the Series A Convertible Preferred Stock; or (2) the liquidation, sale or merger of the Company, any accrued but undeclared dividends shall be paid to the holders of record of outstanding shares of Series A Convertible Preferred Stock. No accumulation of dividends on the Series A Convertible Preferred Stock shall bear interest.

Each dividend shall be paid in cash and shall be mailed to the holders of record of the Series A Convertible Preferred Stock as their names and addresses appear on the share register of the Company or at the office of the transfer agent on the corresponding dividend payment date.

2.     Liquidation, Dissolution or Winding Up:

(a)     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders (i) after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of stock of the Company ranking on liquidation prior and in preference to the Series A Convertible Preferred Stock (collectively referred to as “Senior Preferred Stock”), (ii) ratably with any class or series of stock (the “Parity Preferred Stock”) ranking on liquidation on a parity with the Series A Convertible Preferred Stock and (iii) but before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount equal to $100.00 per share of Series A Convertible Preferred Stock (the “Liquidation Preference”) plus any accrued but unpaid dividends (whether or not declared). If upon any such liquidation, dissolution or winding up of the Company the remaining assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Convertible Preferred Stock and any Parity Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Convertible Preferred Stock and any Parity Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts that otherwise would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)     To the extent that the amount provided for in this clause (b) would provide holders of Series A Convertible Preferred Stock an amount greater than what they would receive under clause (a) above, then, instead of clause (a) above, after the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock upon the dissolution, liquidation, or winding up of the Company, all of the remaining assets and funds of the Company available for distribution to its stockholders shall be distributed ratably among the holders of the Series A Convertible Preferred Stock, such other series of Preferred Stock as are constituted as similarly participating, and the Common Stock, with each share of Series A Convertible Preferred Stock being deemed, for such purpose, to be equal to the number of shares of Common Stock, including fractions of a share, into which such share of Series A Convertible Preferred Stock is convertible immediately prior to the close of business on the business day fixed for such distribution.

(c)     The merger or consolidation of the Company into or with another corporation which results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof (except if such merger or consolidation does not result in the transfer of more than 50 percent of the voting securities of the Company), or the sale of all or substantially all the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section, unless the holders of a majority of the Series A Convertible Preferred Stock then outstanding vote otherwise. The amount deemed distributed to the holders of Series A Convertible Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights and/or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Company.

3.     Voting:

(a)     Except as provided by law, by the provisions of Subsection 3(b), 4(a), 4(d)(ii), 4(g)(ii), or 5(a)(i) below, or by the provisions establishing any other series of Preferred Stock, holders of Series A Convertible Preferred Stock and of any other outstanding series of Preferred Stock shall not be entitled to any vote.

(b)     The Company shall not amend, alter or repeal preferences, rights, powers or other terms of the Series A Convertible Preferred Stock so as to affect adversely the Series A Convertible Preferred Stock, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization or issuance of any series of Preferred Stock which is on a parity with or has preference or priority over the Series A Convertible Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Company shall be deemed to affect adversely the Series A Convertible Preferred Stock.

4.     Optional Conversion:

The holders of the Series A Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)     Right to Convert. Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time following the consent or approval of the holders of not less than a majority of the outstanding Series A Convertible Preferred Stock, voting separately as a single class, either in writing without a meeting or at a special or annual meeting of shareholders called for that purpose, and thereafter from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $100.00 (plus the aggregate amount of accrued but unpaid dividends, whether or not declared) by the Conversion Price (as defined below) in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Series A Convertible Preferred Stock without the payment of additional consideration by the holder thereof (the “Conversion Price”) shall initially be $10.00. Such initial Conversion Price, and the rate at which shares of Series A Convertible Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

If there is a liquidation of the Company, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Convertible Preferred Stock.

(b)     Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Convertible Preferred Stock. In lieu of fractional shares, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

(c)     Mechanics of Conversion.

(i)     In order to convert shares of Series A Convertible Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates for such shares of Series A Convertible Preferred Stock at the office of the transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or her or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent or the Company shall be the conversion date (“Conversion Date”). The Company shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder, or to her nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii)     The Company shall at all times during which the Series A Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Convertible Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(iii)     All shares of Series A Convertible Preferred Stock, which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series A Convertible Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Series A Convertible Preferred Stock accordingly.

(iv)     If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may at the option of any holder tendering Series A Convertible Preferred Stock for conversion be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Convertible Preferred Stock shall not be deemed to have converted such Series A Convertible Preferred Stock until immediately prior to the closing of the sale of securities.

(v)     The Company shall pay any and all issue taxes and other similar taxes that may be payable by the Company on its issue or delivery of shares of Common Stock on conversion of any shares of Series A Convertible Preferred Stock. The Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of, or any exchange, conversion or recapitalization of, shares of Common Stock in a name other than that in which the Preferred Stock so converted was registered. No such issue or delivery shall be made unless and until the Person requesting such issue has paid to the company the amount of any such tax, or has established, to the satisfaction of the company, that such tax has been paid.

(vi)     If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Convertible Preferred Stock require registration, listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion to the holder immediately prior to conversion, the Company will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval.

(vii)     All shares of Common Stock that may be issued upon conversion of the shares of Series A Convertible Preferred Stock will, upon issuance by the Company, be validly issued, fully paid (to the extent such Series A Convertible Preferred Stock was fully paid), nonassessable, and free from all taxes, lien and charges with respect to their issuance due to any act of the Company.

(viii)     All certificates of a series of Series A Convertible Preferred Stock surrendered for conversion shall be appropriately canceled on the books of the Company and the shares so converted represented by such certificates shall be restored to the status of authorized but unissued shares of such series of Series A Convertible Preferred Stock of the Company.

(d)     Adjustments to Conversion Price for Diluting Issues.

(i)     Special Definitions. For purposes of this Subsection 4(d), the following definitions shall apply:

(A)     “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding rights or options granted to employees, directors or consultants of the Company pursuant to an option plan adopted by the Board of Directors.

(B)     “Original Issue Date” shall mean the date on which the first share of Series A Convertible Preferred Stock is first issued.

(C)     “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(D)     “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Company after the Original Issue Date, other than shares of Common Stock, restricted stock units, and restricted shares issued or issuable:

(1)     as a dividend or distribution on Series A Convertible Preferred Stock;

(2)     by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clause (1);

(3)     upon the exercise of rights or options excluded from the definition of “Option” in Subsection 4(d)(i)(A);

(4)     to employees, directors or consultants of the Company pursuant to an equity award plan adopted by the Board of Directors; or

(5)     upon conversion of shares of Series A Convertible Preferred Stock.

(E)     “Rights to Acquire Common Stock” (or “Rights”) shall mean all rights issued by the Company to acquire common stock whether by exercise of a warrant, option or similar call or conversion of any existing instruments, in either case for consideration fixed, in amount or by formula, as of the date of issuance.

(ii)     No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the Series A Convertible Preferred Stock is convertible shall be made, by adjustment in the applicable Conversion Price thereof: (a) unless the consideration per share (determined pursuant to Subsection 4(d)(v) below) for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such additional shares, or (b) if prior to such issuance, the Company receives written notice from the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

(iii)     Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or other Rights to Acquire Common Stock, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options, Rights or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A)     No further adjustment in the Conversion Price shall be made upon the subsequent issue of shares of Common Stock upon the exercise of such Rights or conversion or exchange of such Convertible Securities;

(B)     If any Options or Rights by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or Rights;

(C)     Upon the expiration or termination of any unexercised Option or Right, the Conversion Price shall be readjusted as if such Option or Right never had been issued and the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option or Right shall not be deemed issued for the purposes of any subsequent adjustment of the Conversion Price; and

(D)     In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option, Right or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment that was made upon the issuance of such Option, Right or Convertible Security not exercised or converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option, Right or Convertible Security.

(iv)     Adjustment of Conversion Price upon Issuance of Additional Shares of Common Stock. If the Company shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii), but excluding shares issued as a dividend or distribution as provided in Subsection 4(f) or upon a stock split or combination as provided in Subsection 4(e), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (a) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and (b) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of such Additional Shares of Common Stock so issued.

(v)     Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Company for the issuance of any Additional Shares of Common Stock shall be computed as follows:

(A)     Cash and Property: Such consideration shall:

(1)     insofar as it consists of cash, be computed at the aggregate of cash received by the Company;

(2)     insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(3)     in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

(B)     Options, Rights and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options, Rights and Convertible Securities, shall be determined by dividing:

(1)     the total amount, if any, received or receivable by the Company as consideration for the issue of such Options, Rights or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options, Rights or the conversion or exchange of such Convertible Securities, by

(2)     the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e)     Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)     Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Original Issue Date shall make or issue, a dividend or other distribution payable in Additional Shares of Common Stock, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying the Conversion Price by a fraction:

(i)     the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(ii)     the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(g)     Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Company with or into another corporation or the sale of all or substantially all of the assets of the Company to another corporation (other than a consolidation, merger or sale which is treated as a liquidation pursuant to Subsection 2(c)),

(i)     if the surviving entity shall consent in writing to the following provisions, then each share of Series A Convertible Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such Series A Convertible Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series A Convertible Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Convertible Preferred Stock; or

(ii)     if the surviving entity shall not so consent, then each holder of Series A Convertible Preferred Stock may, after receipt of notice specified in subsection (j), elect to convert such Stock into Common Shares as provided in this Section 4 or to accept the distributions to which such holder shall be entitled under Section 2(a) through 2(c), assuming holders of a majority of the Series A Convertible Preferred Stock have not voted, as per section 2(c), that the merger or consolidation shall not be deemed to be a liquidation.

(h)     No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against impairment.

(i)     Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder, if any, of Series A Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Company shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Price then in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Convertible Preferred Stock. Despite such adjustment or readjustment, the form of each or all Series A Convertible Preferred Stock Certificates, if the same shall reflect the initial or any subsequent conversion price, need not be changed in order for the adjustments or readjustments to be valued in accordance with the provisions of this Certificate of Designation, which shall control.

(j)     Notice of Record Date. In the event:

(i)     that the Company declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Company;

(ii)     that the Company subdivides or combines its outstanding shares of Common Stock;

(iii)     of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Company into or with another corporation, or of the sale of all or substantially all of the assets of the Company; or

(iv)     of the involuntary or voluntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Convertible Preferred Stock, and shall cause to be mailed to the holders of the Series A Convertible Preferred Stock at their last addresses as shown on the records of the Company or such transfer agent, at least ten days prior to the record date specified in (A) below or twenty days before the date specified in (B) below, a notice stating:

(A)     the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B)     the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

5.     Redemption of the Series A Convertible Preferred Stock:

(a)     (i)      With respect to any Series A Convertible Preferred Stock then outstanding, (Y) on any date after December 31, 2023, upon the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock the Company shall redeem (unless otherwise prevented by law) all of the Series A Convertible Preferred Stock, and (Z) on any date after December 31, 2024, at the Company’s election but following thirty (30) days advance written notice, the Company shall redeem (unless otherwise prevented by law) all remaining Series A Convertible Preferred Stock, in each case at an amount per share equal to $100.00 plus an amount equal to accrued but unpaid dividends, if any, to the date of redemption on such share (“Redemption Price”).

(ii)     With respect to redemptions pursuant to Section 5(a)(i), upon receipt of notice of redemption from the requisite holders together with any certificate evidencing the Series A Convertible Preferred Stock and such other information as the Company reasonably shall request, the Company promptly shall pay the holders the Redemption Price.

(iii)     On or prior to a redemption pursuant to Section 5(a)(i)(Z), the Company shall deposit the Redemption Price of all shares of Series A Convertible Preferred Stock not yet redeemed or converted with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of such shares, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders, upon receipt of notification from the Company that such holder has surrendered her share certificate to the Company together with such other information as the Company reasonably shall request. As of the redemption date, the deposit shall constitute full payment of the shares to their holders, and from and after the redemption date, and the shares shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor together with such other information as the Company reasonably shall request. Such instructions shall also provide that any moneys deposited by the Company pursuant to this Section 5(a)(iii) for the redemption of shares converted into shares of the Company’s Common Stock pursuant to Section 4 subsequent to the deposit, shall be returned to the Company forthwith upon such conversion. The balance of any moneys deposited by the Company pursuant to this Section 5(a)(iii) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Company upon its request.

(iv)     If the assets of the Company available for redemption are insufficient to pay the holders of outstanding shares of Series A Convertible Preferred Stock the full amounts to which they are entitled, such holders of shares of Series A Convertible Preferred Stock shall share ratably according to the respective amounts which would be payable in respect of such shares to be redeemed by the holders thereof, if all amounts payable on or with respect to such shares were paid in full.

(b)     Cancellation of Redeemed Stock. Any shares of Series A Convertible Preferred Stock redeemed pursuant to this Section or otherwise acquired by the Company in any manner whatsoever shall be canceled and shall not be reissued as Series A Convertible Preferred Stock (but may, subject to the terms hereof, be issued as part of a different class of Preferred Stock.

(c)     The Company will not, and will not permit any subsidiary of the Company to, purchase or acquire any shares of Series A Convertible Preferred Stock otherwise than pursuant to (1) the terms of this Section, or (2) an offer made on the same terms to all holders of Series A Convertible Preferred Stock at the time outstanding.

(d)     Anything contained in this Section 5 to the contrary notwithstanding, the holders of shares of Series A Convertible Preferred Stock to be redeemed in accordance with this Section shall have the right, exercisable at any time up to the close of business on the applicable redemption date (unless the Company is legally prohibited from redeeming such shares on such date, in which event such right shall be exercisable until the removal of such legal disability), to convert all or any part of such shares to be redeemed as herein provided into shares of Common Stock pursuant to Section 4 hereof.

6.     Sinking Fund:

There shall be no sinking fund for the payment of dividends, or liquidation preferences on the Series A Convertible Preferred Stock or the redemption of any shares thereof.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its President and attested to by its Secretary this 27th of December, 2019.

By:	/s/ Jeffrey A. Howard
Jeffrey A. Howard
President

ATTEST:	/s/ Rohit H. Kirpalani
Rohit H. Kirpalani
Secretary

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